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                                                                  Exhibit 10.17


                      WHITE MOUNTAINS ANNUAL BONUS PROGRAM

Set forth below is a summary of the White Mountains Annual Bonus Program:

OVERVIEW

The White Mountains Annual Bonus Program (the "Program") is an integral part of the total compensation program for employees of White Mountains Insurance Group, Ltd. ("White Mountains") and certain of its subsidiaries. The Program is overseen by the Compensation Committee of the Board of Directors of White Mountains. At the end of each year, separate bonus pools are established for the non-investment personnel and the investment personnel based on performance. In general, the bonus pool may range from 0% to 200% of the target. Individual awards from the bonus pool may vary widely based on individual performance.

ANNUAL BONUS POOL DETERMINATION

For non-investment personnel, the targeted annual bonus pool is the sum of the individual target bonuses for participants in the program. For senior officers, the individual target is 50% of salary; more junior personnel receive progressively lower targets. At the beginning of each year, one or more performance metrics are selected as the goal(s) for the bonus program. Typically for White Mountains' non-investment personnel, the performance metric is growth in intrinsic value per share. For corporate performance above or below target, the annual bonus pool can range from 0% to 200% of the targeted annual bonus pool.

For investment personnel, the size of the targeted annual bonus pool is established in the same manner as for non-investment personnel with senior staff having an individual target of 50% of salary and more junior staff having progressively lower targets. Typically, performance is measured based upon achievement of one or more of the following factors: (i) the absolute level of investment results; (ii) investment performance as compared to a range of relevant benchmarks; and (iii) peer company investment results. White Mountains may also factor in corporate circumstances and its effect on pure investment performance such as acquisition related portfolio purchases, repositioning of the portfolio or other relevant matters. Based upon performance. the annual bonus pool can range from 0% to 200% of the targeted annual bonus pool.

The Compensation Committee reserves the flexibility to adjust the size of an annual bonus pool up or down as it deems appropriate given special circumstances.

INDIVIDUAL AWARDS

Individual bonuses can vary widely around an annual bonus pool average based on individual performance. No cap applies to the bonus any one participant can receive as a percentage of salary.

A limited number of special bonuses may be awarded in any year to recognize successful individual results without regard to the aggregate size of an annual bonus pool.

PROGRAM PARTICIPATION FOR NEW HIRES

Annual bonuses of those eligible employees hired during the year are typically pro-rated based on date of hire.